Exhibit 10.13

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of this 29th day of July, 2013, by and between CenterState Bank of Florida, N.A., a national banking association (the “Bank”), and John  E. Tranter (the “Executive”).

Whereas, the Executive and the Bank desire for the Executive to serve as the Executive Vice President and Chief Banking Officer of the Bank effective upon the closing of the merger of Gulfstream Bancshares, Inc. with and into CenterState Banks, Inc. (“BHC”) pursuant to the terms of the Agreement and Plan of Merger by and between Gulfstream Bancshares, Inc. and BHC dated as of July 29, 2013 (the “Merger”).

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Employment

1.1Employment.  Effective with the closing of the Merger, which date shall be the “Employment Date,” the Bank shall employ the Executive to serve as Executive Vice President and Chief Banking Officer of the Bank according to the terms and conditions of this Agreement and for the period stated in section 1.2.  The Executive shall serve under the direction of the Chairman, President, and Chief Executive Officer of the Bank and the Bank’s board of directors and in accordance with the Bank’s Bylaws and in accordance with the Bank’s Articles of Association, as amended or restated from time to time.  The Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability.  The Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of the Bank’s interests throughout the term of this Agreement.  Without the written consent of the Bank, the Executive shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this section 1.1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement. Further, nothing in this section 1.1 shall prevent the Executive from serving as the 2013-2014 Chair-Elect and 2014-2015 Chair of the Florida Bankers Association (“FBA”), fulfilling Executive’s duties to the FBS in that regard.

1.2Term.  The initial term of employment shall be a period of three years, commencing on the Employment Date.  On the first anniversary of the Employment Date and on each anniversary thereafter, the Executive’s employment shall be extended automatically for one additional year unless the Bank’s board of directors determines that the term shall not be extended.  If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing.  If the board decides not to extend the term of employment, this Agreement shall nevertheless remain in force until the employment term expires.  The board’s decision not to extend the term of employment shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement.  References herein to the term of employment mean the initial term, as the same may be extended.

Article 2

Compensation

2.1Base Salary.  In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $225,000, payable in installments in accordance with the Bank’s regular pay practices.  The Executive’s salary shall be reviewed annually by the Bank’s board of directors or by the board committee having jurisdiction over executive compensation.  In the discretion of the board or the committee having jurisdiction over executive compensation (x) the Executive’s salary may be increased to account for increases in the cost of living, but cost-of-living increases, if any, shall not occur more frequently than annually, and (y) the Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases.  However, the Executive’s salary shall not be reduced.  The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2Benefit Plans and Perquisites.  (a)  Benefit plans.  The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.  The Executive also shall be entitled to a cash incentive compensation opportunity up to 65% of the Executive’s Base Salary (the “Incentive Compensation”), upon the achievement of such objectives as set forth in an incentive arrangement for the Executive as the Bank shall establish from time to time. The Incentive Compensation for any given calendar year during the term of this Agreement shall be deemed earned as of the last day of the  applicable calendar year.

(b)Reimbursement of business expenses.  Subject to guidelines issued from time to time by the Bank and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank; reasonable expenses for attendance at FBA meetings and events (to the extent not reimbursed by FBA or others), including the FBA annual meeting, ICBA meetings and events, and other periodic meetings of trade associations including, without limitation, registration, travel, lodging and meals;

reasonable country club annual dues; cell phone allowance; and additional travel and business meals and entertainment.

(c)Vacation.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Bank.

(d)Restricted Stock Award.  On the Employment Date, the Executive shall be granted 35,000 Restricted Shares (the“Restricted Stock”) pursuant to the terms of the BHC’s 2013 Equity Incentive Plan (the “Plan”) to vest in equal installments over a period of five years commencing with the first anniversary of the date of grant.

(e)Performance Units Award.  On the Employment Date, the Executive shall be eligible to the be awarded up to 15,000 Performance Units (the “Performance Units”) based on the performance criteria for 2014 and 2015 set forth on Exhibit A to this Agreement.  The Performance Units awarded shall be deemed earned as of the last day of the applicable calendar year and shall vest in equal installments on the first, second and third anniversaries of the dates such Performance Units are earned.

Article 3

Employment Termination

3.1Termination Because of Death or Disability.  (a)  Death.  The Executive’s employment shall terminate automatically at the Executive’s death.  If the Executive dies in active service to the Bank, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any unpaid Incentive Compensation and other bonuses earned through the date of death, including any unvested amounts, Restricted Stock and Performance Units awarded for previous years, and for twelve months after the Executive’s death the Bank shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b)Disability.  By delivery of written notice 30 days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days, and the Insurance Company that is providing the Executive’s disability insurance coverage concurs that the Executive is considered “disabled” pursuant to the terms and conditions of the insurance policy(s) in place contemplated in Article 2.2 (a).  The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Bank gives notice of termination due to disability.  If the Executive’s employment terminates because of disability, the Executive shall receive the salary earned through the date on which termination became effective, any reimbursement of expenses incurred through the date of termination, any unpaid Incentive Compensation and other bonuses earned through the date of termination, including any unvested amounts, Restricted Stock and Performance Units awarded for previous years, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2Involuntary Termination with Cause.  The Bank may terminate the Executive’s employment with Cause.  If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.  The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that in the board’s good faith opinion the Executive has committed an act constituting Cause, and (y) specify the particulars thereof.  For purposes of this Agreement “Cause” means any of the following –

(a)gross negligence or gross neglect of duties to the Bank,

(b)conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank, or

(c)fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

3.3Involuntary Termination Without Cause and Voluntary Termination with Good Reason.  With written notice to the Executive 90 days in advance, the Bank may terminate the Executive’s employment without Cause.  Termination shall take effect at the end of the 90-day period.  With advance written notice to the Bank as provided in clause (y), the Executive may terminate employment with Good Reason.  If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to receive the Base Salary earned through the date of termination, any reimbursement of expenses incurred through the date of termination, any unpaid Incentive Compensation and other bonuses earned though the date of  terminnation, including any vested including any unvested amounts, Restricted Stock and Performance Units awarded for previous years, and such other benefits to which the Executive may be entitled under the Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement. In addition, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code section 409A are satisfied, as the same may be amended from time to time.  References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.  For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Good Reason, as of the Employment Date the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) would provide as follows –

(x)a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)any reduction of the Executive’s Base Salary,

2)a material diminution of the Executive’s authority, duties, or responsibilities,

3)a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4)the departure of the supervisor to whom the Executive is required to report, unless the Executive is the successor to the supervisor,

5)a material diminution in the budget over which the Executive retains authority,

6)a material change in the geographic location at which the Executive must perform services for the Bank which, for purposes of this section 3.3(x)(6) shall be a location outside the 200 mile radius from Stuart, Florida, or

7)any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(y)the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

3.4Voluntary Termination by the Executive Without Good Reason.  If the Executive terminates employment voluntarily but without Good Reason, the Executive shall receive the Base Salary earned through the date of termination, any reimbursement of expenses incurred through the date of termination, any unpaid vested cash bonus and Incentive Compensation earned through the date of termination, and such other benefits to which the Executive is entitled under the Bank’s benefit plans, policies, and agreements, or the provisions of the Agreement.

3.5Termination Generally.    If at employment termination the Executive is serving as a director of the Bank, the Executive shall be deemed to have resigned as a director effective immediately after termination, regardless of whether the Executive submits a formal, written resignation as director.  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Bank, its affiliates, and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and at employment termination shall remain the exclusive property of the Bank, without the Bank’s advance written consent shall not be removed from their premises except as required in the course of providing services under this Agreement, and at termination shall be promptly returned by the Executive to the Bank.

Article 4

Severance Compensation

4.1Cash Severance after Termination Without Cause or Termination with Good Reason.  If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, on the first day of the seventh month after the month in which the Executive’s employment terminates the Bank shall pay to the Executive in a single lump sum cash without discount for the time value of money in an amount equal to (a) two times the then Base Salary where the employment of the Executive is terminated prior to the second anniversary of the date of this Agreement, and (b) one times the highest annual compensation as reported on the Executive’s Form W-2 over the three-year period immediately preceding the year in which the employment of the Executive terminates (or such lesser period during which the Executive was employed with the Bank) where the employment of the Executive is terminated on or after the second anniversary of Executive’s employment hereunder. In addition to any cash payment due under this section 4.1, Executive’s Restricted Shares and Performance Units granted under sections 2.2(d) and 2.2(e) hereunder that are not then vested shall automatically vest upon the date of termination. The Bank and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if, on the date of termination, compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2Post-Termination Insurance Coverage.  (a) Subject to section 4.2(b), if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Bank shall continue or cause to be continued at the Bank’s expense and on behalf of the Executive and the Executive’s dependents and beneficiaries medical and dental insurance coverage as in effect during and in accordance with the same schedule prevailing in the 12 months preceding the date of the Executive’s termination. The medical and dental insurance benefits provided by this section 4.2(a) shall be reduced if the Executive obtains medical or dental insurance benefits through another Bank, or eliminated entirely if the other Bank’s insurance benefits are equivalent or superior to the benefits provided under this section 4.2(a).  If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this section 4.2(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained medical or dental insurance benefits through another Bank.  The medical and dental insurance coverage shall continue until the first to occur of (w) the Executive’s return to employment with the Bank or another Bank providing equivalent or superior insurance benefits, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.  This section 4.2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

(b)If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) the Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of the number of months remaining in the term of this Agreement or the number of months until the Executive attains age 65.  The lump-sum payment shall be made 30 days after employment termination or, if section 4.2(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3Release. The Executive shall be entitled to no compensation or other benefits under this Article 4 unless (x) within 90 days after the Executive’s employment termination the Executive shall have entered into a release in form satisfactory to the Executive and the Bank acknowledging the Bank’s and the Executive’s remaining obligations and discharging both parties, as well as the Bank’s officers, directors, and employees for their actions for or on behalf of the Bank, from any other claims or obligations arising out of the Executive’s employment by the Bank, including the circumstances of the Executive’s employment termination, and (y) within that 90 day-period the release shall have become irrevocable, final, and binding on the Executive under all applicable law, with expiration of all applicable revocation periods.  If the final day of the 90-day period for execution and finality of a liability release occurs in the taxable year after the year in which the Executive’s employment termination occurs, the benefits to the Executive under this Article 4 shall be payable in the taxable year in which the 90-day period ends and shall not be paid in the taxable year in which employment termination occurs.  Nothing in this section 4.3 is intended to abrogate the Executive’s review and revocation rights under the Older Workers’ Benefit Protection Act that may be included in any such release, and the 90-day period shall be extended if necessary to permit Executive to exercise such rights. The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this section 4.3 and shall be effective regardless of whether the Executive enters into the release.

Article 5

Change in Control

5.1Change in Control Benefits.  If a Change in Control occurs after the Employment Date and during the term of this Agreement, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two times the then Base Salary (the “Change in Control Payment”).  The Change in Control Payment payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  The Change in Control Payment required under this section 5.1 is payable on the date the Change in Control occurs. In addition, if a Change in Control occurs after the Employment Date and during the term of this Agreement, executive’s Restricted Shares and Performance Units granted under sections 2.2(d) and 2.2(e) hereunder that are not then vested shall automatically vest upon the date the Change in Control occurs. If the Executive receives a Change in Control Payment and accelerated vesting benefits under this section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement after employment termination.  The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion during the term of this Agreement.

5.2Change in Control Defined.  For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time.  For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the Employment Date a Change in Control as defined in Rule 1.409A-3(i)(5) would provide as follows –

(a)Change in ownership: a change in ownership of the BHC occurs on the date any one person or group accumulates ownership of BHC stock constituting more than 50% of the total fair market value or total voting power of BHC stock, or

(b)Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of BHC stock possessing 30% or more of the total voting power of BHC stock, or (y) a majority of the BHC’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the BHC’s board of directors, or

(c)Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the BHC’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the BHC assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the BHC’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the BHC’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 6

Confidentiality and Creative Work

6.1Non-disclosure.  The Executive covenants and agrees not to reveal to any person, firm, or bank any confidential information of any nature concerning the Bank or its business, or anything connected therewith.  As used in this Article 6, the term “confidential information” means all of the Bank’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d)trade secrets, as defined from time to time by the laws of the State of Florida.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Bank, or (y) otherwise than by or at the direction of the Executive.  This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2Return of Materials.  The Executive agrees to deliver or return to the Bank upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Bank or prepared by the Executive in connection with the Executive’s services hereunder.  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3Creative Work.  The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank.  The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.  This section 6.3 shall not be construed to require assignment to the Bank of the Executive’s right, title, and interest in creative work and work product, including but not limited to inventions, patents, trademarks, and copyrights, developed by the Executive entirely on the Executive’s own time and without using the Bank’s equipment, supplies, facilities, or trade secrets unless the creative work or work product (x) relates to the Bank’s business or actual or demonstrably anticipated research or development or (y) results from any work performed by the Executive for the Bank.  However, to enable the Bank to determine the rights of the Bank and the Executive in any creative work and work product developed by the Executive that the Executive considers nonassignable under this section 6.3, including but not limited to inventions, patents, trademarks, and copyrights, the Executive shall during the term of this Agreement timely report to the Bank all such creative work and work product.

6.4Injunctive Relief.  The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Bank, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects.  The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Executive fails to observe the obligations imposed by Article 6.  Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  If there is a breach or threatened breach by the Executive of the provisions of Article 6, the Bank shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees.  The existence of any claim or cause of action by the Executive against the Bank shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.5Affiliates’ Confidential Information is Covered.  For purposes of this Agreement the term “affiliate” includes the BHC and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the BHC or the Bank.

6.6Survival of Obligations.  The Executive’s obligations under Article 6 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

Article 7

Competition After Employment Termination

7.1Restrictions on the Executive’s Post-Employment Activities.  The restrictions in this Article 7 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement and the benefits promised in a Supplemental Executive Retirement Agreement signed or to be signed following the closing of the Merger and by the Executive and the Bank.  The Bank’s decision to enter into this Agreement and the Supplemental Executive Retirement Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 7.  This Article 7 shall be void if a Change in Control occurs before the Executive’s employment termination.  For purposes of this Article 7 the term “Bank” includes not only the Bank but also the BHC.

(a)Promise of no solicitation.  The Executive promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive shall1:

1.not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same

[1] For example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

nature, kind, or variety as provided to the Customer by the Bank during the two years immediately before the Executive’s employment termination with the Bank,

2.not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Bank to alter that person or entity’s business relationship with the Bank in any respect, and

3.not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Bank.

(b)Promise of no competition.  The Executive promises and agrees that during the Restricted Period in the Restricted Territory the Executive shall not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Bank to Customers during the two years immediately before the Executive’s employment termination with the Bank, or (y) as offered by the Bank to any of its Customers during the Restricted Period.2  Subject to the above provisions and conditions of this subparagraph (b), the Executive promises that during the Restricted Period the Executive shall not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c)Promise of no raiding/hiring.  The Executive promises and agrees that during the Restricted Period the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Bank to terminate an employment or contractual relationship with the Bank.  The Executive agrees that the Executive shall not hire any person employed by Bank during the two-year period before the Executive’s employment termination with the Bank or any person employed by the Bank during the Restricted Period.

(d)Promise of no disparagement.  The Executive promises and agrees that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Bank.  The Bank likewise promises and agrees that during the Restricted Period the Bank shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive. Nothing herein is intended to restrict the Executive of the Bank from testifying truthfully in response to any lawfully serviced subpoena or other legal process period.

(e)Acknowledgment.  The Executive and the Bank acknowledge and agree that the provisions of this Article 7 have been negotiated and carefully determined to be reasonable and

[2] For example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

necessary for the protection of legitimate business interests of the Bank.  Both parties agree that a violation of Article 7 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief.  In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Bank shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Employee for such breach.  These remedies for default or breach are in addition to any other remedy or form of redress provided under Florida law.  The parties acknowledge that the provisions of this Article 7 survive termination of the employment relationship, but the provisions of this Article 7 shall be null and void if a Change in Control occurs before employment termination.  The parties agree that if any of the provisions of this Article 7 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement.  Without limiting the generality of the foregoing, without limiting the remedies available to the Bank for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 7 the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Bank or the Bank.

(f)Definitions:1.“Restricted Period” as used herein means the 18-month period immediately after the Executive’s termination and/or separation of employment with the Bank, regardless of the reason for termination and/or separation; provided, however, that the foregoing reference to an 18-month period shall be reduced to a 12-month period where the Executive’s Termination and/or separation of employment with the Bank occurs following the third anniversary of the Employment Date. The Restricted Period shall be extended in an amount equal to any time period during which a violation of Article 7 of this Agreement is proven.

2.“Restricted Territory” as used herein means Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach and St. Lucie Counties in Florida.

3.“Customer” as used herein means any individual, joint venturer, entity of any sort, or other business partner of the Bank, with, for or to whom the Bank has provided Financial Products or Services during the last two years of the Executive’s employment with the Bank; or any individual, joint venturer, entity of any sort, or business partner whom the Bank has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Bank.

4.“Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Bank.

Article 8

Miscellaneous

8.1Successors and Assigns.  (a)  This Agreement is binding on successors.  This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank.  By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)This Agreement is enforceable by the Executive’s heirs.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)This Agreement is personal in nature and is not assignable.  This Agreement is personal in nature.  Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.  If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.2Governing Law, Jurisdiction and Forum.  This Agreement shall be construed under and governed by the internal laws of the State of Florida, without giving effect to any conflict of laws provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Florida.  Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida.  The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3Entire Agreement.  This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void.

8.4Notices.  Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the most current address of the Executive in the personnel records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Corporate Secretary.

8.5Severability.  If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6Captions and Counterparts.  The captions in this Agreement are solely for convenience.  The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7Amendment and Waiver.  This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8FDIC Part 359 Limitations.  Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.9Consultation with Counsel and Interpretation of this Agreement.  The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel.  Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.10Compliance with Internal Revenue Code Section 409A.  The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x)

the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.  References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Executive	CenterState Bank of Florida, N.A.

/s/ John E. Tranter	By: /s/ John C. Corbett
John E. Tranter	John C. Corbett

Its:  President and Chief Executive Officer